Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Landstar System, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-76340 and No. 33-94304) on Form S-8 of Landstar System, Inc. of our reports dated February 22, 2011, with respect to the consolidated balance sheets of Landstar System, Inc. and subsidiary as of December 25, 2010 and December 26, 2009, and the related consolidated statements of income, changes in equity, and cash flows for the fiscal years ended December 25, 2010, December 26, 2009 and December 27, 2008, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 25, 2010, which reports appear in the December 25, 2010 annual report on Form 10-K of Landstar System, Inc.

/s/ KPMG LLP

February 22, 2011
Jacksonville, Florida
Certified Public Accountants